CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 53 to Registration Statement No. 333-69485 of Talcott Resolution Life Insurance Company Separate Account Two on Form N-4, of our report dated February 22, 2019, relating to the consolidated financial statements of Talcott Resolution Life Insurance Company, and of our report dated April 18, 2019, relating to the statements of assets and liabilities of each of the individual sub-accounts which comprise Talcott Resolution Life Insurance Company Separate Account Two as of December 31, 2018, and the related statements of operations for the periods then ended, the statements of changes in net assets for each of the periods presented in the two years then ended, and the financial highlights in Note 6 for each of the periods presented in the five years then ended, both appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Hartford, Connecticut
April 18, 2019